UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2005

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c)

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2005, Medicine Made Easy, a California corporation and wholly-owned subsidiary of Allion Healthcare Inc., a Delaware corporation, entered into an Asset Purchase Agreement with Frontier Pharmacy & Nutrition, Inc., a California corporation doing business as (d/b/a) PMW Pharmacy, Inc. On the next day, the closing under the Asset Purchase Agreement occurred and Medicine Made Easy acquired Frontier Pharmacy’s right, title and interest in and to certain assets, including but not limited to, its inventory and customer lists, all in accordance with the terms of the Asset Purchase Agreement. Medicine Made Easy acquired none of Frontier Pharmacy’s liabilities. The terms of the Asset Purchase Agreement are summarized in Item 2.01 below.

Frontier Pharmacy operates a pharmacy in Los Angeles, California and serves mainly HIV patients. Medicine Made Easy provides specialty pharmacy services to HIV/AIDS patients in California.

The summaries of the agreements entered into in connection with the acquisition of Frontier Pharmacy set forth in this report on Form 8-K is qualified in its entirety by reference to the Asset Purchase Agreement that is attached as an exhibit to this Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

On August 5, 2005, Allion Healthcare informed GE HFS Holdings, Inc. f/k/a Heller Healthcare Finance (“GE”) that it was terminating its credit facility with GE. The GE credit facility had a committed amount of $6 million and bore interest at prime plus 2%, and it was secured by substantially all of the assets of Allion Healthcare. The GE credit facility was due to expire on April 21, 2006. Allion Healthcare repaid all principal owed after the successful completion of its initial public offering and has not made any subsequent borrowings; as of August 5, 2005, there was $0 principal outstanding under the GE credit facility. The termination will be effective as of August 20, 2005.

Allion Healthcare terminated the GE credit facility due to, among other things, the expense of maintaining the relationship with GE and incurred early termination penalties of approximately $60,000 in connection with the termination.

The terms and conditions of the GE credit facility which were material to Allion Healthcare are set forth as Exhibit 10.6 to Allion Healthcare’s Form 10KSB filed with the U.S. Securities and Exchange Commission on April 14, 2004 and incorporated herein by reference.

Item 2.01 Completion of an Acquisition or Disposition of Assets

On August 5, 2005, in accordance with the terms of the Asset Purchase Agreement discussed in Item 1.01 above, Medicine Made Easy acquired certain assets of Frontier Pharmacy for a total purchase price of $9.7 million, payable as follows:

•	$8,730,000 of cash paid at the closing, less the $500,000 deposit Medicine Made Easy paid Frontier Pharmacy in connection with the execution of a letter of intent on July 18, 2005; and
•
$970,000 in cash payable on the three month anniversary of the closing date; provided that certain transition services are provided to Medicine Made Easy pursuant to the terms of the Asset Purchase Agreement.

In addition, Medicine Made Easy paid Frontier Pharmacy $152,000 for Frontier Pharmacy’s acquisition costs for inventory held by Frontier Pharmacy at closing and acquired by Medicine Made Easy.

The Asset Purchase Agreement contains customary representations and warranties from Medicine Made Easy and Frontier Pharmacy, including representations and warranties about Frontier Pharmacy’s business, assets, operations, and liabilities. The Asset Purchase Agreement also includes indemnifications by Medicine Made Easy and Frontier Pharmacy for losses resulting from breaches or misrepresentations under the Asset Purchase Agreement. Frontier Pharmacy agreed to indemnify Medicine Made Easy for losses incurred by Medicine Made Easy arising from the operation of the Frontier Pharmacy business prior to the closing date, noncompliance with bulk sales and similar laws, and liabilities arising as a result of the acquisition. Medicine Made Easy agreed to indemnify Frontier Pharmacy for losses resulting from ownership of the acquired assets from and after the closing date.

Under the Asset Purchase Agreement, Frontier Pharmacy and its shareholders agreed not to compete or interfere with Medicine Made Easy in the pharmacy business within twenty-five (25) miles of 1020 East Pacific Coast Highway, Long Beach, California for a period of three years.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Allion Healthcare intends to provide the financial statements of Frontier Pharmacy for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form 8-K.

(b) Pro Forma Financial Information

Allion Healthcare intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form 8-K.

(c) Exhibits

10.1 Asset Purchase Agreement by and among Medicine Made Easy and Frontier Pharmacy & Nutrition, Inc. dated as of August 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 8, 2005
Allion Healthcare, Inc.

	By:	/s/ James G. Spencer
James G. Spencer
Chief Financial Officer, Secretary and Treasurer